Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 22, 2025 (which contains an explanatory paragraph about Lafayette Digital Acquisition Corp. I's ability to continue as a going concern), relating to the financial statements of Lafayette Digital Acquisition Corporation I as of August 29, 2025 and for the period from August 5, 2025 (inception) through August 29, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 22, 2025